FOR IMMEDIATE RELEASE
CONTACT: Michele Howard
770-441-2051

IMMUCOR ANNOUNCES FISCAL THIRD QUARTER RESULTS

NORCROSS, Ga., March 31, 2010 – Immucor, Inc. (NASDAQ: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for its fiscal 2010 third quarter ended February 28, 2010.

Highlights
•
Revenue for the third quarter of fiscal 2010 was $80.5 million, up 7% from $75.3 million in the prior year quarter. A significant portion of the Company’s products ship in cycles. The current year quarter had fewer ship cycles than the prior year quarter.

•
Gross margin was 69.2% in the quarter compared with 71.4% in the prior year quarter. Current quarter gross margin included expenses of approximately $1.8 million related to the Quality Process Improvement Project compared with expenses of approximately $0.6 million in the prior year quarter.

•
Diluted earnings per share totaled $0.28 in the quarter compared with $0.27 for the same period last year. The impact from the Quality Process Improvement Project was approximately $0.02 per diluted share, net of tax, in the current year quarter compared with approximately $0.01 per diluted share, net of tax, in the prior year quarter.

•	Cash flow from operations for the nine months ended February 28, 2010 was $55.5 million compared with $54.0 million in the prior year.
•	The Galileo Neo™, the Company’s new high volume instrument, was launched in Europe and distributor markets in the fiscal third quarter.
•	Worldwide instrument orders received in the fiscal third quarter were 71 Echo® orders, 13 Galileo® orders and 11 Neo orders.
•
The remediation portion of the Company’s Quality Process Improvement Project has been completed. Year-to-date fiscal 2010 project costs were approximately $5.9 million or $0.05 per diluted share, net of tax.

“We had an exciting quarter with the European launch of our fourth generation automated instrument, the Neo,” stated Dr. Gioacchino De Chirico, Immucor’s President and Chief Executive Officer. “The introduction of the Neo demonstrates our commitment to bringing innovative automation to the market that improves our customers’ operations and patient outcomes.”

Selected Product Revenue and Gross Margin
($ amounts in thousands)
	Fiscal Q3 2010		Fiscal Q3 2009		Revenue Growth
	Revenue	Gross Margin	Revenue	Gross Margin	$	%
Traditional reagents	$50,510	77.4%	$50,628	78.1%	$(118)	-
Capture reagents	18,080	80.2%	15,390	84.0%	2,690	17%
Instruments	10,277	15.7%	8,426	12.2%	1,851	22%

Consolidated revenue was $80.5 million in the current year quarter, an increase of approximately $5.2 million or 7% over the third quarter of fiscal 2009. Revenue in the quarter benefited primarily from price contributions and currency. Volume contribution from reagents in the current year quarter was negatively impacted by fewer ship cycles in the current year as well as sales mix. Fluctuations in foreign currency exchange rates favorably impacted revenue in the quarter by approximately $1.8 million as compared with the third quarter of fiscal 2009.

Consolidated gross margin was $55.7 million, or 69.2% of revenue, in the current year quarter compared with $53.8 million, or 71.4% of revenue, in the prior year quarter. During the current year quarter, gross margin was negatively impacted by the costs related to the Company’s Quality Process Improvement Project of approximately $1.8 million compared with expenses of approximately $0.6 million in the prior year quarter.

Remediation Portion of Quality Project Completed
The Company’s Quality Process Improvement Project began during the third quarter of fiscal 2009. The remediation portion of the Project, which had the goal of addressing the deficiencies noted by the Food and Drug Administration (FDA) in its June 2009 administrative action, has been completed. These remediation efforts provide the foundation for the Project’s longer term goal of establishing a world-class quality system.

Year-to-date in fiscal 2010, the Company spent approximately $5.9 million on the Project. The Project’s efforts to establish a world-class quality system will continue using primarily internal resources. Future Project costs are not expected to be material to the financial statements.

“While completion of the remediation portion of our Quality Project is an important milestone in the process to regain compliance with the FDA, quality improvement is an ongoing process,” stated Dr. De Chirico. “We will continue our work to meet our commitment of establishing a world-class quality system.”

Operating Expenses
Operating expenses for the third quarter of fiscal 2010 increased by approximately $0.3 million, or 1%, over the prior year quarter. The increase was primarily attributable to increased research and development expenses related to the next generation automated instrument for molecular immunohematology.

Summary of Instrument Orders

	Q3 2010 Orders	2010 Year-to-date Orders
Echo	71	188
Galileo	13	54
Neo	11	11

As of February 28, 2010, the Company had an instrument backlog of 219 Echos and 35 Galileo/Neos. This backlog represents orders where either the instruments have not been installed or the customer validation process has not been completed so the instruments were not generating recurring revenue at the expected annualized run rate at the end of the fiscal third quarter.

“We continue to experience good order volume for our Echo instrument, which is targeted at medium- to low-volume hospitals as well as integrated delivery networks,” stated Dr. De Chirico. “For fiscal 2010, we expect to be near the low end of our guidance range of 280 Echo orders for the full year.”

The Neo Launched in Europe
During February 2010, the Company’s new high volume instrument, the Neo, received CE (Conformité Européenne) Mark approval in the European Union as well as regulatory approval from the Japanese Ministry of Health, Labor and Welfare. The 11 Neo orders received in the third fiscal quarter were in European and distributor markets where the instrument has been launched.

“We believe there is significant market opportunity for the Neo in Europe,” stated Dr. De Chirico. “With a focus on functionality and reliability, the Neo is in a class of its own in its ability to meet the needs of high-volume laboratories and donor centers.”

In early January 2010, the Company submitted the 510(k) for the Neo to the FDA and is currently waiting for marketing clearance for the U.S. market.

The Company has generated 65 orders on a year-to-date basis for its high volume instruments, which include the Galileo and the Neo. The Company expects total fiscal 2010 orders for its high volume instruments to be above the high end of the guidance range of 70 orders.

Nine-Month Results
For the first nine months of fiscal 2010, revenue was $246.1 million, up 11% compared with $221.5 million in the prior year period. Gross margin was 70.5%, down from 72.6% in the prior year period. Current year gross margins included approximately $5.9 million of expenses related to the Company’s Quality Process Improvement Project compared with $0.6 million in the prior year. Net income was $61.1 million, or $0.86 per diluted share, compared with $56.8 million, or $0.80 per diluted share in the prior year period.

Fiscal 2010 Financial Guidance

The Company expects fiscal 2010 consolidated revenue in the range of $326 million to $330 million and consolidated gross margins in the middle of the previous guidance range of 70.0% to 71.5%. Expenses related to the Company’s Quality Process Improvement Project are included in cost of goods sold.

The Company expects diluted earnings per share to be in the range of $1.14 to $1.16 for fiscal 2010, which includes the approximately $0.05 per share impact, net of tax, related to the Quality Process Improvement Project. The Company’s fiscal 2010 guidance also includes a full year of BioArray expenses. BioArray was acquired on August 4, 2008.

Conference Call

Immucor, Inc. will host a conference call Thursday, April 1, 2010 at 8:30 AM (Eastern Time) to review these results. To participate in the telephone conference call, dial 1-888-324-9321 (Passcode: BLUD). The Company will also provide a live audio broadcast of the call via webcast. The webcast can be accessed at www.immucor.com in the “Investor Relations" section. For those unable to listen to the live broadcast of the call, a replay will be available shortly after completion of the call and will be archived on Immucor’s website for approximately 60 days. Additionally, a replay of the call will be available for one week beginning at noon on April 1st by dialing 1-888-296-6945 (Passcode: 3585).

About Immucor
Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.

Safe Harbor Statement
This press release contains statements that are "forward-looking statements" as that term is defined under federal securities laws. Forward-looking statements contained in this press release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company's future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to: fiscal 2010 revenue projections, gross margin projections and fully diluted earnings per share projections; future costs related to the Quality Process Improvement Project; and instrument order projections. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. In addition, results for one fiscal quarter are not necessarily indicative of results for any future period. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include, but are not limited to: the outcome of the administrative action (“notice of intent to revoke our biological license”) received from the Food and Drug Administration (“FDA”); customer reaction to the FDA action and the subsequent impact on the business; lower than expected demand for the Company’s instruments, including the new Galileo Neo; the decision of customers to defer capital spending; the unexpected change in the mix of instruments being purchased instead of acquired through other means, which could significantly change costs recognized in the period; the failure of customers to efficiently integrate the Company’s instruments into their blood banking operations; increased competition in the sale of instruments and reagents, particularly in the United States; unanticipated operational problems that result in non-compliance with FDA regulations; the failure to effectively integrate BioArray operations into the Company’s overall operations; product development obstacles including obstacles related to the development of the next generation automated instrument for the molecular immunohematology products; regulatory obstacles including obstacles in securing regulatory approval of the Galileo Neo as well as the molecular immunohematology products; the inability to hire and retain, and the unexpected loss of, key managers; changes in interest rates; the strengthening of the U.S. Dollar versus any of the functional currencies in which the Company operates and its adverse impact on reported results; the inability of the Company’s Japanese and French subsidiaries as well as our molecular immunohematology operations to attain expected revenue, gross margin and net income levels; the outcome of any legal claims or regulatory investigations known or unknown, including the ongoing investigations by the Department of Justice and the Federal Trade Commission, and the related customer and shareholder lawsuits; the Company’s inability to protect its intellectual property, particularly as to the molecular immunohematology products, or its infringement of the intellectual property of others; lower than expected market acceptance of the molecular immunohematology products; the unexpected application of different accounting rules; general economic conditions; and adverse developments with respect to the operation or performance of the Company, its products and its affiliates or the market price of its common stock. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can be found in the Company's Risk Factor disclosures in its Form 10-Q for the quarter ended November 30, 2009 and its Form 10-K for the year ended May 31, 2009.  Investors are cautioned not to place undue reliance on any forward-looking statements. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands except per share data)

	Three Months Ended		Nine Months Ended
	February 28,	February 28,	February 28,	February 28,
	2010	2009	2010	2009
NET SALES	$80,499	$75,309	$246,141	$221,506
COST OF SALES	24,785	21,520	72,598	60,734
GROSS PROFIT	55,714	53,789	173,543	160,772

OPERATING EXPENSES
Research and development	3,409	2,777	11,130	7,553
Selling and marketing	8,388	8,894	27,617	28,626
Distribution	3,579	3,309	10,805	10,326
General and administrative	8,399	8,440	25,907	23,816
Amortization expense	1,065	1,071	3,205	2,667
Total operating expenses	24,840	24,491	78,664	72,988

INCOME FROM OPERATIONS	30,874	29,298	94,879	87,784

NON-OPERATING INCOME (EXPENSE)
Interest income	56	427	340	1,808
Interest expense	(16)	(42)	(29)	(245)
Other, net	(521)	(312)	(539)	(1,964)
Total non-operating income (expense)	(481)	73	(228)	(401)

INCOME BEFORE INCOME TAXES	30,393	29,371	94,651	87,383
PROVISION FOR INCOME TAXES	10,332	9,914	33,555	30,632
NET INCOME	$20,061	$19,457	$61,096	$56,751

Earnings per share:
Per common share - basic	$0.29	$0.28	$0.87	$0.81
Per common share - diluted	$0.28	$0.27	$0.86	$0.80
Weighted average shares outstanding:
Basic	69,869	70,406	70,121	70,361
Diluted	70,456	71,145	70,664	71,195

NOTE: Certain prior year operating expenses have been reclassified to conform to current year presentation.

IMMUCOR, INC. AND SUBSIDIARIES
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET ITEMS
(Unaudited, in thousands)

	February 28,	May 31,
	2010	2009

Cash	$175,622	$136,461
Accounts receivable – trade, net	61,670	57,017
Inventories	37,922	38,256
Total current assets	287,835	244,850
Property and equipment, net	48,823	43,461
Total assets	494,883	451,340

Accounts payable	7,852	9,344
Deferred revenue, current portion	10,144	11,222
Total current liabilities	44,004	52,288
Deferred revenue, long-term portion	8,607	10,871
Other long-term liabilities	3,302	3,603
Shareholders' equity	438,970	384,578

IMMUCOR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)
	Nine Months Ended
	February 28,	February 28,
	2010	2009
OPERATING ACTIVITIES:
Net income	$61,096	$56,751
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,233	9,582
Share-based compensation expense	4,164	3,749
Deferred income taxes	(2,376)	1,453
Excess tax benefit from share-based compensation	(209)	(4,347)
Other	735	1,135
Changes in operating assets and liabilities, net of effects from acquired companies	(20,120)	(14,290)
Cash provided by operating activities	55,523	54,033

INVESTING ACTIVITIES:
Purchases of property and equipment	(5,679)	(6,088)
Acquisition of businesses, net of cash acquired	-	(108,659)
Cash used in investing activities	(5,679)	(114,747)

FINANCING ACTIVITIES:
Repayments of long-term debt and liabilities	-	(213)
Repurchase of common stock	(11,727)	(5,644)
Proceeds from exercise of stock options	269	3,107
Excess tax benefit from share-based compensation	209	4,347
Cash (used in) provided by financing activities	(11,249)	1,597

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	566	(2,514)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	39,161	(61,631)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	136,461	175,056
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$175,622	$113,425

Supplemental Information - Non-Cash Investing and Financing Activities: Movement from inventory to property and equipment of instruments placed on rental agreements	$9,444	$5,134

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